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                                                                    EXHIBIT 10.1


                        LICENSE AND SUBLICENSE AGREEMENT

     THIS AGREEMENT (the "Agreement"), is made and effective this 18th day of January, 2001, by and between Quantech, Ltd., a Minnesota Corporation having its principal office at 815 Northwest Parkway, Suite 100 Eagan, Minnesota, the United States of America ("QUANTECH") and Mitsubishi Chemical Corporation, a Japanese corporation having its principal office at 5-2, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan ("MCC").

                                    RECITALS

     WHEREAS, QUANTECH owns or has exclusively licensed or sublicensed from The Serono Companies, Quantech Patents (defined in Paragraph 1.20) with the right to grant sublicenses and QUANTECH wishes to license, or sublicense, as the case may be, the Quantech Patents to MCC for the Medical Diagnostics Field (defined in Paragraph 1.11) in Japan and MCC wishes to obtain an exclusive license or sublicense to the Quantech Patents for the Medical Diagnostic Field in Japan;

     WHEREAS, QUANTECH is developing Quantech Products (defined in Paragraph 1.21) and if Quantech Products are successfully developed, QUANTECH wishes to have MCC exclusively distribute Quantech Products in Japan and MCC wishes to exclusively distribute Quantech Products in Japan under the reasonable terms and conditions to be mutually agreed upon between the parties in the separate distribution agreement ("Distribution Agreement");

     WHEREAS, MCC will develop MCC Technology (defined in Paragraph 1.9) and MCC Improvement (defined in Paragraph 1.10) and MCC wishes to non-exclusively license or sublicense, as the case may be, MCC Technology and non-exclusively license MCC Improvements to QUANTECH in Non-Pacific Rim Territories (defined in Paragraph 1.17) and QUANTECH wishes to obtain such licenses or sublicenses; and

     WHEREAS, MCC may develop MCC Products (defined in Paragraph 1.8) and MCC wishes to have QUANTECH exclusively distribute MCC Products in Non-Pacific Rim Territories and QUANTECH desires to exclusively distribute MCC products in Non-Pacific Rim Territories under the reasonable terms and conditions to be mutually agreed upon between the parties in a separate agreement ("MCC Products Distribution Agreement");

     NOW, THEREFORE, in consideration of these premises, and the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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1. DEFINITIONS

     For the purposes of interpreting this Agreement, the following definitions will apply and whenever appropriate, terms used in the singular will also include the plural and vice versa:

     1.1 Cartridge means an assembly that holds reagents and other chemistries, receives a human sample (i.e. blood, urine etc.) and delivers and/or mixes, such sample and/or reagents and/or chemistries, to, or in an area that, allows the Instrument to read a human diagnostic test, which cartridge may contain a Flow Cell.

     1.2  Effective Date means January 18, 2001.

     1.3 Earned Royalty means the royalty payable on the Net Sales from Products.

     1.4 Flow Cell means a device which allows liquids to flow through it and comprises a base piece which contains a grating pursuant to the Grating SPR Technology, is coated with a conductive surface and has an optically clear cover slip which is attached to the base piece by a means that allows for fluid flow.

     1.5 Grating SPR Technology means the use of thin conductive films on a surface or surfaces of a grating or other diffracting substrate to conduct chemical analysis.

     1.6 Instrument means a device that reads the events that occur in a Cartridge or Flow Cell and may contain one or more Ports for use in the Field of Medical Diagnostics using Grating SPR Technology covered by one or more Valid Claim of the Quantech Patents.

     1.7 Human Diagnostics means testing or detection of human biological conditions.

     1.8 MCC Products means Instruments, Cartridges, Flow Cells and Peripheral Equipment for Human Diagnostics to be developed by MCC using Grating SPR Technology covered by one or more valid claims of the Quantech Patents.

     1.9 MCC Technology means any technology owned or controlled by MCC's diagnostic R&D sector as of the effective date of this Agreement and to be developed by MCC's diagnostic R&D sector during the term of this Agreement that (i) will, subject to MCC's reasonable judgement, be useful for the development of MCC Products and/or Quantech Products for the Medical Diagnostics Field and (ii) MCC is not restricted from licensing or

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          sublicensing the technology by an agreement MCC may have with a third party.

     1.10 MCC Improvement means any technology that is an improvement of the Quantech Technology (defined in Paragraph 1.21) obtained by MCC during the term of this Agreement that (i) is useful for the Medical Diagnostics Field and (ii) MCC is not restricted from licensing or sublicensing the technology by an agreement MCC may have with a third party.

     1.11 Medical Diagnostics Field means those fields, the applications and products which under current laws and regulations of the United States would require approval of the United States Food and Drug Administration if the application or product incorporating the application were sold for clinical use in the United States.

     1.12 Net Sales means the total amount invoiced by MCC or any sublicensee for sales of MCC Products to third Parties after a deduction of any:
          (i) sales, use or excise taxes; (ii) freight or shipping charges;
          (iii) duty or insurance included therein, (iv) credits or prepayments due to rejections; (v) defects or returns; (vi) amounts for trade and quantity discounts actually allowed and taken; and (vii) packaging costs.

     1.13 Pacific Rim Territory means the countries of Japan, China, Taiwan, Korea, Australia, New Zealand, Indonesia, Singapore and Thailand.

     1.14 Peripheral Equipment means those devices that are sold in conjunction with the Instrument and/or Cartridges, including, but not limited to, wireless communication devices that are able to transfer information between the Instrument and the communication devices.

     1.15 Port means an entry point for a Cartridge in an Instrument that holds a Cartridge.

     1.16 SPR means surface plasmon resonance.

     1.17 Non-Pacific Rim Territories shall mean the U.S.A., Canada, Mexico and all other countries of the world that are not in the Pacific Rim Territory as defined in Paragraph 1.13.

     1.18 Quantech Licensed Patents means those patents that QUANTECH has exclusively licensed or sublicensed from The Serono Companies, with right to sublicense, and are listed in Schedule A of this Agreement.

     1.19 Quantech Owned Patents means those patents in which all, right, title and interest has been assigned exclusively to QUANTECH and which are listed in Schedule A of this Agreement.

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     1.20 Quantech Patents means QUANTECH Owned and QUATECH Licensed Patents.
          Those patents to be granted on the Quantech Technology (defined in Paragraph 1.22) shall be added in Schedule A of this Agreement and shall be included in the Quantech Patents.

     1.21 Quantech Products means Instruments, Cartridges, Flow Cells and Peripheral Equipment for Human Diagnostics developed or to be developed by QUANTECH using Grating SPR Technology covered by one or more valid claims of the Quantech Patents. Quantech Products existing as of the effective date of this Agreement are listed in Schedule C.

     1.22 Quantech Technology means any technology owned by QUANTECH as of the effective date of this Agreement and to be developed during the term of this Agreement that (i) subject to QUANTECH's reasonable judgement will be useful for the development of MCC Products and/or Quantech Products for the Medical Diagnostics Field and (ii) QUANTECH is not restricted from licensing or sublicensing the technology by an agreement QUANTECH may have with a third party. The Grating SPR Technology shall be included in the Quantech Technology.

     1.23 The Parties means both QUANTECH and MCC.

     1.24 The Serono Companies means APPLIED RESEARCH SYSTEMS ARS HOLDING N.V., a Netherlands Antilles Corporation and Serono Diagnostic S.A., both affiliated corporations of Ares-Serono S.A.

     1.25 Valid Claim means an issued claim of a Quantech Patents, or a patents to be granted on the MCC Technology or MCC Improvement, that has not been expired nor has been held invalid or unenforceable by final decision of a court of competent jurisdiction from which no appeal has or can be taken.

     1.26 Wholly Owned Subsidiary of a party means a corporation, company or other entity of which 100% of the voting stock is directly or indirectly owned or controlled by QUANTECH or MCC as the case may be.

2.   LICENSE GRANTS FROM QUANTECH TO MCC

     2.1 License Grant from QUANTECH to MCC. QUANTECH hereby grants to MCC the sole and exclusive license and sublicense under the Quantech Patents and Quantech Technology to develop, manufacture, have manufactured, sell or have sold, MCC Products for the Medical Diagnostics Field in Japan, provided, however, that MCC shall not develop, manufacture or have manufactured products which are covered by one or more valid claims of the Quantech Patents and for which there is a Quantech Product commercially available from QUANTECH for distribution by MCC under reasonable supply and purchase conditions of the Distribution Agreement.

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     2.2  Sublicense by MCC. MCC shall not sublicense the rights granted by
          QUANTECH in Paragraph 2.1 except that MCC may sublicense the rights granted in Paragraph 2.1 only to Yuka Medias Co. Ltd. ("Yuka"), a Wholly Owned Subsidiary of MCC, and/or to another MCC Wholly Owned Subsidiary for the Medical Diagnostics Field in Japan.

     2.3 Grant-back from MCC to QUANTECH. MCC hereby grants to QUANTECH an exclusive license to develop, manufacture, have manufactured, sell or have sold the Quantech Products incorporating MCC Improvement in Non-Pacific Rim Territories for the Medical Diagnostics Field.

3.   ROYALTIES, PAYMENTS AND REPORTS

     3.1 Initial Payment. In consideration of the license and sublicense granted to MCC pursuant to Paragraph 2.1, MCC shall pay QUANTECH an initial payment of one million US Dollars (US$1,000,000-) within forty-five (45) days from the effective date of this Agreement.

     3.2 Royalties on Account of Net Sales by MCC. Subject to the terms of this Agreement, in consideration of the license and sublicense granted to MCC pursuant to Paragraph 2.1, MCC agrees to pay to QUANTECH an Earned Royalty of 7% of annual Net Sales of MCC Products, provided, however, that no royalty shall be paid on Quantech Products purchased by MCC from QUANTECH and resold by MCC under the Distribution Agreement. In the event that MCC Products require payment of royalties to a third party for technology other than that provided from QUANTECH under this Agreement, the Parties agree to discuss a reduction of the royalty rate stated in this Paragraph 3.2 to reflect the portion of each technology provided in the MCC Product so as to address the issue of royalty stacking.

     3.3 Royalties on Account of Net Sales by QUANTECH. Subject to the terms of this Agreement, in consideration of the license granted to QUANTECH pursuant to Paragraph 2.3, QUANTECH agrees to pay MCC an Earned Royalty of 7% of annual Net Sales of Quantech Products covered by one or more Valid Claim of a patent to be granted on the MCC Improvement in a country where the Quantech Product is sold and such a patent is in force, provided, however, that no royalty shall be paid on MCC Products purchased by QUANTECH from MCC and resold by QUANTECH under the MCC Products Distribution Agreement.

     3.4 Quarterly Royalty Payments. All Earned Royalties due by either party to the other party hereunder shall be payable on a calendar quarterly basis. Within sixty (60) days after the end of each Calendar Quarter during the term of this Agreement, each party owing an Earned Royalty under Paragraphs 3.2 or 3.3 shall pay the Earned Royalty owed to the other party through the end of the



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          preceding Calendar Quarter and shall furnish the other party with a written statement setting forth the number of its own Products sold and the Net Sales invoiced during such Calendar Quarter, and the resulting amount of the royalty due under Paragraphs 3.2 and 3.3.

     3.5 Late Payment. A party owing a payment to the other party under any of Paragraphs 3.2 and 3.3 shall pay a late payment fee to the owed party when payment is not made within the times set forth in Paragraphs 3.4. The late payment fee shall be calculated at a variable rate of one percent (1%) over the "3 Month T-Bill" as reported in "The Wall Street Journal" on the date the payment is due (the "Interest Rate"), on any and all amounts that are at any time overdue and payable under this Agreement, such interest being calculated on each such overdue amount from the date when such amount became due to the date of actual payment thereof. Such late payment fee shall be in addition to and not in lieu of any and all other rights or remedies that QUANTECH may have under this Agreement or law relating to a default by the owing party under this Agreement.

     3.6 Records. During the term of this Agreement and for three (3) years after termination of this Agreement the Parties shall at all times maintain accurate and up-to-date records containing complete data from which amounts due to the other party under this Agreement may be readily calculated. Further, the Parties shall preserve and permit examination of such records by independent auditors appointed by the other party and accepted by itself at reasonable intervals and under reasonable conditions during the term of this Agreement and for three
          (3) years thereafter and, upon request, shall supply to the independent auditors all information reasonably requested that is useful in making a proper audit and verification of the other party's performance of its obligations under this Agreement and of any of the Parties' sublicensee(s) performance in accordance with the terms of this Agreement.

     3.7 Underpayment. If one party determines by audit and inspection of the other party's books and records that the other party has failed to pay all royalties due under Paragraph 3.2 or 3.3, the other party shall pay the party owed one hundred ten percent (110%) of such additional royalties as may be due in addition to the interest as provided for in Paragraph 3.5. If the amount of underpayment exceeds 5% of the royalties due under Paragraph 4.2, then the owed party shall, in addition to any other remedies available to it, recover from the other party the reasonable costs incurred in making any such audit and inspection pursuant to Paragraph 3.8 hereof which revealed such shortfall.

     3.8 Payment Currency. All payments by one party to the other party under this Agreement shall be made in U.S. Currency. The U.S. currency payments hereunder shall be determined on the basis of the telegraphic transfer selling



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          (TTS) rate of exchange as reported by Tokyo Mitsubishi Bank in effect on the date such payments are due. All payments due shall be made without deduction for taxes, assessments, or other charges of any kind that may be imposed on a party by any government other than that of the United States or Japan. Provided, however, either party may deduct from each payment due hereunder withholding income tax to be levied on such payment in the U.S.A. or Japan according to the Treaty between US and Japan for Avoidance of Double Taxation and shall furnish the other party appropriate tax certificate issued by the tax authority in the U.S.A. or Japan.

4.   LICENSE GRANTS FROM MCC TO QUANTECH

     4.1 License Grant from MCC to QUANTECH under MCC Technology. If and when MCC developed and commercially manufacture and sell the MCC Products which incorporated the MCC Technology, then MCC shall promptly notify QUANTECH of such fact with sufficient information, data and sample thereof for evaluation of such MCC Technology. Upon request from QUANTECH, MCC and QUANTECH shall discuss, in good faith, reasonable terms and conditions of license of the MCC Technology and enter into the license agreement which includes, but not limited to, the following basic conditions;

       (1) MCC grants to QUANTECH the non-exclusive license to develop, manufacture, sell and have sold the Quantech Products incorporating MCC Technology in Non-Pacific Rim Territories for the Medical Diagnostics Field.

       (2) In consideration of the license granted to QUANTECH pursuant to Paragraph 4.1, QUANTECH agrees to pay MCC an Earned Royalty of 7% of annual Net Sales of Quantech Products covered by one or more Valid Claim of a patent to be granted on the MCC Technology or MCC Improvement in a country where the Quantech Product is sold and such a patent is in force, provided, however, that no royalty shall be paid on MCC Products purchased by QUANTECH from MCC and resold by QUANTECH under the MCC Products Distribution Agreement. In the event, to incorporate the MCC Technology into the Quantech Products, QUANTECH is required to pay royalties to a third party for technology other than that provided from MCC under this Agreement, the Parties agree to discuss a reduction of the royalty rate stated in this Subparagraph (2) to reflect the portion of each technology provided in the Quantech Product so as to address the issue of royalty stacking. In the event that MCC may provide a lower royalty rate than provided for in this Subparagraph (2) when MCC grants a license to a third party to manufacture, use and sell a product directly competing with Quantech Products in a particular country, the Earned Royalty rate for Net Sales by QUANTECH of Quantech Products in that country shall be reduced to equal the lower royalty rate.



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       (3)    The non-exclusive rights granted to QUANTECH to the MCC Technology shall expire upon the expiration of the last of the patents of MCC Technology to expire; provided, however, the license shall be terminated if QUANTECH has not begun developing, commercializing or selling the Quantech Products incorporating MCC Technology within one (1) year after MCC notifies QUANTECH of any such MCC Technology. Beginning six (6) months after MCC notifies QUANTECH of any such MCC Technology and continuing every six (6) months, QUANTECH shall provide a statement to MCC stating that it is continuing to develop, commercialize or sell Quantech Products incorporating MCC Technology or that the MCC Technology is being abandoned.

5.   TERM AND TERMINATION

     5.1 Term of Agreement. This Agreement shall commence on the Effective Date and shall expire, unless earlier terminated pursuant to Paragraphs 5.3, 5.4 or 5.5 of this Agreement, upon the expiration of the last of the Quantech Patents. After the expiration of this Agreement, MCC shall have the non-exclusive, royalty-free right (with the right to grant sublicense) to use the Quantech Technology.

     5.2 Termination of License Grant to QUANTECH Under MCC Improvement. Notwithstanding the foregoing Paragraph 5.1, the exclusive license granted to QUANTECH to MCC Improvement under Paragraph 2.3 and obligation to pay Earned Royalty under Paragraph 3.3 of this Agreement shall survive after the expiration of this Agreement and shall expire upon the expiration of the last of the patents of MCC Improvement to expire; provided, however, the license shall be terminated if QUANTECH has not begun developing, commercializing or selling the QUANTECH Products incorporating MCC Improvement within one
          (1) year from the time when MCC notifies QUANTECH of any such MCC Improvement. Beginning six (6) months after such notification and continuing every six (6) months, QUANTECH shall provide a statement to MCC stating that it is continuing to develop, commercialize or sell the Quantech Products incorporating MCC Improvement or that the MCC Improvement is being abandoned.


     5.3 Termination by QUANTECH. If MCC is in material default of any of its obligations under this Agreement, QUANTECH shall have the right to terminate this Agreement by giving thirty (30) days' written notice of termination specifying the reason for termination, provided that such notice will be of no effect and termination will not occur if the specified default is cured prior to the expiration of said thirty (30) day notice period. In the event of any such termination, QUANTECH shall at its sole discretion retain rights to use MCC Improvement granted to it by MCC under Paragraph 2.3, unless earlier terminated as provided in Paragraph 5.2. In the event that QUANTECH retains the rights under Paragraph 2.3 or 4.1, QUANTECH


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          shall continue paying to MCC any Earned Royalty as provided under
          Paragraph 3.3 or 4.1, as the case may be.

     5.4 Termination by MCC. If QUANTECH is in material default of any of its obligations under this Agreement, MCC shall have the right to terminate this Agreement by giving thirty (30) days' written notice of termination specifying the reason for termination, provided that such notice will be of no effect and termination will not occur if the specified default is cured prior to the expiration of said thirty (30) day notice period. In the event of any such termination, MCC shall at its sole discretion retain rights to use the Quantech Patents and Quantech Technology granted to it by QUANTECH under Paragraph 2.1. In the event that MCC retains the rights under Paragraph 2.1, MCC shall continue paying to QUANTECH any Earned Royalty as provided under Paragraph 3.2.

     5.5 MCC 90 days Termination. MCC may terminate all or a portion of this Agreement at any time at will, with or without cause, by giving at least ninety (90) days' prior written notice to QUANTECH.

     5.6 Refunds. Termination of this Agreement at any time will not entitle either party to a refund of payments of any type made prior to termination.

     5.7 Termination Resulting from Government Action. Either party may, immediately upon notice, terminate this Agreement in its entirety or with respect to any patent license granted under the Agreement if: (1) such termination is necessary to comply with an order or official request of the government of the terminating party; or (2) normal conduct of the business of the other party as a private enterprise ceases or is substantially altered as a consequence of action taken by governmental or other authority.

     5.8 Continued Obligations. Termination shall not relieve or release either party from its obligations to make any payment which may be owing to the other party under the terms of this Agreement or from any other liability which either party may have to the other arising out of the terms of this Agreement.

6.   INTELLECTUAL PROPERTY

     6.1 Patent Procurement and Costs. QUANTECH shall be respectively and solely responsible for directing prosecution and paying all patent costs and expenses (including reasonable attorneys' fees) incurred during the term of this Agreement in obtaining, prosecuting, and maintaining any of the Quantech Patents issued or to be issued under the law of any country or jurisdiction identified in Schedule A, including filing, prosecution, working and maintenance costs and taxes.



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     6.2  Patent Enforcement.

       (1) In the event that MCC becomes aware of activity on the part of any third party which may constitute infringement of Quantech Patents in Japan, MCC shall give QUANTECH written notice thereof. Subject to the License Agreement between QUANTECH and Ares Serono, QUANTECH shall, at its sole discretion and expense, have the first exclusive right to initiate and thereafter maintain reasonable efforts to prevent and abate such infringement, including the initiation of an appropriate action for infringement and the taking of such other action as it may determine to be necessary or appropriate to enforce the Quantech Patents. In such event, (i) MCC will execute all pleadings, documents and other papers necessary or appropriate in conjunction therewith, and (ii) QUANTECH shall receive the full benefits of any action it takes pursuant to this Paragraph, including retaining all sums recovered in any such suit or in settlement thereof.

       (2) In the event that QUANTECH fails or refuses to take or cause to be taken any such measures against any third party in Japan after six (6) months from the date of receipt of written notice to QUANTECH by MCC of such infringement, MCC may take such legal action in its own name or in the name of QUANTECH (if needed) and at its own expense upon giving fourteen (14) days advance, written notice of its intention to do so. In this case, MCC shall received the full benefits of any action it takes pursuant to this Paragraph 6.2, including retaining all sums recovered in any such suit or in settlement thereof.

       (3) If either party litigates under this Paragraph 6.2, the other party may, at its option and its cost and expense, participate in meetings with the litigating party and/or its counsel and receive all pleadings, documents and other related papers useful for the purpose of keeping the other party informed of the status of any proceedings commenced by the litigating party.

     6.3 Joint Inventions. Each party shall have an equal, undivided interest in any invention in the Medical Diagnostics Field, and any patent thereon, that is jointly made by employees of both Parties. The Parties agree to cooperate in obtaining and maintaining patents on such jointly owned invention and to share equally the expense thereof. Neither party shall grant a license under the jointly owned patent without the prior written consent of the other party.

     6.4 Marking. If requested by a party, the other party shall mark the product(s) it sells, offers to sell or distributes with a notice to the effect that such product(s) is licensed under the applicable Patents.

7.   CONFIDENTIALITY

     7.1 Confidentiality. The Parties acknowledge that patent applications listed in Schedule A attached hereto, the inventions claimed therein, and all trade

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          secrets and know-how which may be disclosed by the Parties in performance of this Agreement constitute "Confidential Information" of the Parties, subject to the exceptions set forth in Paragraph 7.2. Each party agrees not to disclose or use any of the other party's Confidential Information except as expressly permitted in connection with the exercise of its rights hereunder for five (5) years after respective termination of license granted under this Agreement.

     7.2 The Parties shall not disclose the other party's Confidential Information to any employee or consultant unless such employee or consultant is obligated under a confidentiality agreement to maintain such other party's Confidential Information in strict confidence, and not to use such information other than, in accordance with the terms of this Agreement. Each party agrees to hold the other party's Confidential Information in strict confidence and treat it with not less than the same degree of care to avoid disclosure as such party employs with respect to its own information of like importance.

     7.3 Confidential Information shall mean all information provided to a party (the "receiving party") by a party (the "disclosing party") or its employees, agents or consultants, excluding any information which:


       (a) is or becomes publicly available through no fault of the receiving party; or

       (b) can be reasonably demonstrated to have been known to the receiving party independently of any disclosure of "Confidential Information" by the disclosing party or its employees, agents or consultants; or

       (c) is disclosed to the receiving party by a third party who, to the best of the receiving party's knowledge, is lawfully in possession of the same and has the right to make such disclosure; or

       (d) has been independently developed by the receiving party without reference to the information disclosed to the receiving party by the disclosing party or its employees, agents or consultants.

8.   INDEMNIFICATION

     8.1 Indemnification by QUANTECH. QUANTECH shall defend, indemnify and hold MCC and its shareholders, directors, officers, agents, representatives, successors and assigns harmless from and against any and all claims, damages, costs (including reasonable attorneys' fees), judgments, fines, penalties, losses, diminution in value and liabilities of and kind or nature: (a) arising out of the breach by QUANTECH of any of its warranties, representations and covenants under this Agreement.


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9.   REPRESENTATIONS AND WARRANTIES

     9.1  QUANTECH hereby warrants and represents to MCC as follows:

       (a) QUANTECH is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

       (b) This Agreement has been duly authorized, executed and delivered by QUANTECH and constitutes a valid and binding obligation of QUANTECH, enforceable in accordance with its terms, except as rights to indemnification thereunder may be limited by applicable law and except as and to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby have been authorized by all necessary corporate action and do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization, consent or approval, under the provisions of any organizational charter, articles, bylaw, member control, operating or other agreement, contract or instrument to which QUANTECH is bound or affected, or any law, statute, rule, regulation, judgment order or decree to which QUANTECH is subject.

       (c) QUANTECH is the sole and exclusive licensee, sublicensee, or owner, as the case may be, of all the rights of Quantech Patents listed in Schedule A and has full right, power and authority to grant the rights under this Agreement.

       (d) All Quantech Patents listed in Schedule A are in force having paid all necessary maintenance fees. QUANTECH has no knowledge of information that would render any of the listed patents invalid or unenforceable.

       (e) QUANTECH has good and marketable title to the Quantech Patents free and clear of any and all liens, pledges, claims, licenses, assignments, conditional sales contracts, agreements or encumbrances of any kind that would impair QUANTECH's ability to grant the licenses under this Agreement.

       (f) The use of the Quantech Technology granted hereunder and use or sale of the Quantech Products to be distributed under the Distribution Agreement shall be free from and clear of infringement of any intellectual property rights owned by third parties.

     9.2  MCC hereby warrants and represents to QUANTECH as follows:

       (a) MCC is a corporation duly organized, validly existing and in good standing under the laws of Japan.

       (b) This Agreement has been duly authorized executed and delivered by MCC and constitutes a valid and binding obligation of MCC, enforceable in accordance with its terms, except as rights to indemnification thereunder may be limited by applicable law and except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization, consent or approval, under the provisions of the Laws of Japan or Bylaws or other agreement, contract or instrument to which MCC is bound or affected, or any law, statute, rule, regulation, judgment order or decree to which MCC is subject.

10.  MISCELLANEOUS

     10.1 Assignment. Either party may assign or otherwise transfer its rights and obligations under this Agreement to any successor in interest (by merger, share exchange, combination or consolidation of any type, operation of Law, purchase or otherwise), provided that such assignee or successor agrees to be bound by the terms hereof.

     10.2 Entire Agreement. This Agreement, together with the Schedule, and the SSA constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore had between the Parties related to the subject matter of this Agreement. No modification of this Agreement or waiver of any of its terms shall be binding upon the Parties unless said modification or waiver is in writing, signed by both Parties, and states that it is an amendment to this Agreement.

     10.3 Survival. Sections 1, 4, 8, 9 and 10 shall survive termination or expiration of this Agreement for any reason and continue thereafter in full force and effect.

     10.4 Discharge. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the Parties to this Agreement by their duly authorized representatives.

     10.5 Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     10.6 Force Majeure. Neither party shall be responsible for any delay or failure in the performance of any obligation hereunder due to strikes, lockouts, fires, floods, acts of God, embargoes, wars, riots, or act or order of any government or governmental agency.

     10.7 Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

     10.8 Titles and Headings. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     10.9 Construction. The Parties agree that the restrictions, covenants, agreements and obligations contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Parties. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

    10.10 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties to this Agreement or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    10.11 Notices. All notices, statements, reports, requests or other communications to a party required or permitted hereunder shall be in writing and shall be deemed effective and properly given when sent by registered or certified mail, or by confirmed facsimile transmission to the person as indicated below or such other person as may be designated by MCC or QUANTECH by such notice;

          if to MCC, to:

          Mitsubishi Chemical Corporation.
          5-2, Marunouchi 2-chome,
          Chiyoda-ku, Tokyo 100-0005 Japan
          Attention: General Manager, Life Science Business
                     Initiatives Department
          Facsimile number: (03) 3283-5809
         and, if to QUANTECH, to:

         Quantech Ltd.,
         815 Northwest Parkway, Suite 100
         Eagan, Minnesota 55121 U.S.A.
         Attention: President
         Facsimile number: (651) 647-6370

         MCC and QUANTECH may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered by facsimile) or on the day shown on the return receipt (if delivered by mail).

   10.12 Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable Law and shall be enforced as amended.

   10.13 Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, excluding its choice of law provisions. The Parties further agree to submit themselves to the non-exclusive jurisdiction of the state and federal courts of the State of New York in the event that any dispute arises under this Agreement.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in the manner appropriate to each as of the day and year first above written.


                               MITSUBISHI CHEMICAL CORPORATION


                               /s/  Kiyoshi Nakayama
                               -------------------------------------------------
                               By:  Kiyoshi Nakayama
                               Its: General Manager,
                                    Life Science Business Initiatives Department

                               QUANTECH LTD.


                               /s/ Robert Case
                               -------------------------------------------------
                               By:  Robert Case
                               Its: Chief Executive Officer

                                   SCHEDULE A


                    QUANTECH LICENSED OR SUBLICENSED PATENTS

    PATENT NO.                          TITLE                        JAPANESE PATENT NO.
----------------------------------------------------------------------------------------
  US 4,931,384           Optical Assay Technique (Merlin I)             JP 1903195
  US 5,118,608           Optical Assay Technique (Merlin I)             JP 2502222
  US 4,882,288           Assay Technique and Equipment                  JP 1928364
                         (Merlin II)
  US 4,992,385           Polymer-Coated Optical Structures              JP 2528134
                         and Methods of Making and Using                JP 2592588
                         the Same (Cellulose Nitrate Films)

  US 4,828,387           Film Measuring Device and Method               JP 2511057
                         with Internal Calibration to
                         Minimize the Effect of Sample
                         Movement (Calibration Notches)
  US 5,310,686           Polymer-Coated Optical Structures              JP 2710243
                         (Sensor Using Photoresist)
  CA 1,302,875           (Waveguide Sensor)                             JP 2572829
  US 6,093,536           (Enhanced SPR Assay)                           JP 2073383



                             QUANTECH OWNED PATENTS

        U.S.
     SERIAL NO.                                     TITLE
----------------------------------------------------------------------------------------------
  09/564,140                     Method and Devices for Signal Position Analysis
  09/680,702                     Methods and Devices for Assays Using Analyte-Binding Partners